Exhibit 10.1

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is dated as of September 9, 2025, by and between Maywood Acquisition Corp., a Cayman Islands exempted company (“SPAC”) and Inflection Point Fund I LP, a Delaware limited liability company, (“Inflection Point”).

RECITALS

WHEREAS, Inflection Point entered into that certain Securities Transfer Agreement (the “Securities Transfer Agreement”), dated September 9, 2025, by and between Inflection Point and Maywood Sponsor, LLC (the “Sponsor”), pursuant to which Inflection Point agreed to, among other things, acquire from the Sponsor 990,000 of the SPAC’s Class B ordinary shares, par value $0.0001 per share, and a promissory note with an outstanding principal amount of $500,000 and become responsible for the management of the SPAC; and

WHEREAS, as a material inducement to Inflection Point to consummate the transactions contemplated by the Securities Transfer Agreement, the SPAC is willing to grant the indemnification provided for herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	The SPAC shall indemnify, exonerate and hold harmless Inflection Point and its shareholders, members, directors, managers, officers, employees, control persons, affiliates, agents, advisors, consultants and representatives (each, an “Indemnified Person”), from and against any claims, losses, liabilities, obligations, causes of action, proceedings (whether pending or threatened), investigations, damages, awards, settlements, judgments, decrees, fees, costs, penalties, amounts paid in settlement or expenses (including interest, assessments and other charges in connection therewith and reasonable fees and disbursements of attorneys and other professional advisors and costs of suit) (collectively, the “Indemnified Liabilities”) arising out of or relating to any pending or threatened claim, action, suit, proceeding or investigation against any of them or in which any of them may be a participant or may otherwise be involved (including as a witness) that arises out of or relates to (i) the SPAC’s operations or conduct of its business (including, for the avoidance of doubt, the SPAC’s initial business combination), (ii) Inflection Point’s ownership of equity interests of the SPAC, and/or (iii) any claim against an Indemnified Person alleging any express or implied management, control or endorsement of any activities of the SPAC, or any express or implied association with the SPAC or any of its affiliates (each of the foregoing, a “Claim”); provided, that the foregoing shall not apply to any Indemnified Liabilities to the extent arising primarily out of (a) any breach by such Indemnified Person of any other agreement between such Indemnified Person and the SPAC, or (b) the willful misconduct, gross negligence or bad faith of such Indemnified Person.

2.	The SPAC shall, at its expense, undertake the defense of any Claim with attorneys of its own choosing reasonably satisfactory in all respects to the applicable Indemnified Person, subject to the right of such Indemnified Person to undertake such defense as hereinafter provided. The applicable Indemnified Person may participate in such defense with counsel of such Indemnified Person’s choosing at the expense of the SPAC. In the event that SPAC does not undertake the defense of any Claim within a reasonable time after the applicable Indemnified Person has given the notice thereof, pursuant to Section 13 hereof, or in the event that such Indemnified Person shall in good faith determine that the defense of any Claim by SPAC is inadequate or may conflict with the interest of such Indemnified Person, such Indemnified Person may, at the expense of SPAC and after giving notice, pursuant to Section 13 hereof, to SPAC of such action, undertake the defense of the Claim and compromise or settle the Claim, all for the account of and at the risk of SPAC.

3.	SPAC shall pay all reasonable and documented costs and expenses (including, without limitation, attorneys’ fees and costs of experts) incurred by any Indemnified Person in connection with such Indemnified Person’s defense of any such Claim promptly after receipt of any statement therefor.

4.	In the defense of any Claim against an Indemnified Person, SPAC shall not, except with the prior written consent of such Indemnified Person, consent to entry of any judgment or enter into any settlement that includes any injunctive or other non-monetary relief or any payment of money by such Indemnified Person, or that does not include as an unconditional term thereof the giving by the person or persons asserting such Claim to such Indemnified Person of an unconditional release from all liability on any of the matters that are the subject of such Claim and an acknowledgement that such Indemnified Person denies all wrongdoing in connection with such matters.

5.	SPAC shall not be obligated to indemnify an Indemnified Person against amounts paid in settlement of a Claim if such settlement is effected by such Indemnified Person without the prior written consent of SPAC, which shall not be unreasonably withheld, conditioned, or delayed.

6.	If the indemnification provided for in this Agreement is for any reason not available to an Indemnified Person as a matter of law in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person therefor, SPAC shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expenses relating thereto) in such proportion as is appropriate to reflect not only the relative benefits to the Indemnified Person, on the one hand, and SPAC, on the other hand, of the subject matter of this Agreement, but also the relative fault of each of such Indemnified Person and SPAC, as well as any other relevant equitable considerations.

7.	The provisions of this Agreement are (x) intended to be for the benefit of, and will be enforceable by, each Indemnified Person and each such Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of SPAC and may not be terminated or amended in any manner adverse to such Indemnified Person without its prior written consent and (y) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Person may have by contract or otherwise. For the avoidance of doubt, no amendment, alteration, or repeal of this Agreement or of any provision hereof shall limit or restrict any right of each Indemnified Person under this Agreement in respect of any Claim (regardless of when such Claim is first threatened, commenced, or completed), issue, or matter therein arising out of, or related to, any action taken or omitted by such Indemnified Person prior to such amendment, alteration, or repeal.

8.	This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by both of the parties hereto.

9.	SPAC’s obligations in this Agreement shall survive the termination of this Agreement and shall survive the consummation of the SPAC’s initial business combination. In furtherance and not in limitation of the foregoing, SPAC shall require and cause any of its successors (whether direct or indirect by purchase, merger, consolidation, or otherwise), by written agreement in form and substance satisfactory to each Indemnified Person, to expressly assume and agree to perform this Agreement to the fullest extent permitted by law. This Agreement shall be binding on the undersigned and each of its respective successors (whether direct or indirect by purchase, merger, consolidation, or otherwise), heirs and assigns and permitted transferees.

10.	The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

11.	Each party hereto submits to the exclusive jurisdiction of first, the New York Supreme Court, Commercial Division, located in the Borough of Manhattan in the City of New York, in the State of New York or if such court declines jurisdiction, then to any court of the State of New York or the Federal District Court for the Southern District of New York (collectively, the “Specified Court”), in any proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the proceeding shall be heard and determined in the Specified Court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.	The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Specified Court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

13.	Any notice or other communication hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date of transmission; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties hereto as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party hereto shall specify to the others in accordance with these notice provisions:

If to SPAC:

Maywood Acquisition Corp.

167 Madison Avenue, Suite 205 #1017

New York, New York 10016

If to Inflection Point:

Inflection Point Fund I LLC

167 Madison Avenue, Suite 205 #1017

New York, New York 10016

in each case, with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Joel Rubinstein

Email: joel.rubinstein@whitecase.com;

14.	For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Inflection Point hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither Inflection Point nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom (other than to the SPAC upon consummation of an initial business combination), or make any claim against the Trust Account (including any distributions therefrom (other than to the SPAC upon consummation of an initial business combination)), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Released Claims”). Inflection Point on behalf of itself and its affiliates hereby irrevocably waives any Trust Released Claims that Inflection Point or any of its affiliates may have against the Trust Account (including any distributions therefrom (other than to the SPAC upon consummation of an initial business combination)) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom (other than to the SPAC upon consummation of an initial business combination)) for any reason whatsoever. Inflection Point agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter into this Agreement, and Inflection Point further intends and understands such waiver to be valid, binding and enforceable against Inflection Point and each of its affiliates under applicable Law. Notwithstanding the foregoing, nothing in this Section 14 shall serve to limit or prohibit the right of Inflection Point or any of its affiliates to pursue a claim against the SPAC for legal relief against assets of the SPAC held outside the Trust Account, for specific performance or other non-monetary relief. The provisions of this Section 14 shall survive termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Indemnification Agreement to be duly executed as of the date first written above.

MAYWOOD ACQUISITION CORP.

By:	/s/ Zikang Wu
Name:	Zikang Wu
Title:	Chief Executive Officer

INFLECTION POINT FUND I LP
By INFLECTION POINT GP I LLC,
as General Partner

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Managing Member of General Partner

[Signature Page to the Indemnification Agreement]